Exhibit 10.03

SYMANTEC SENIOR EXECUTIVE INCENTIVE PLAN

As Amended and Restated Effective October 22, 2013

1.	Purposes. The Symantec Senior Executive Incentive Plan is a component of Symantec’s overall strategy to pay its employees for performance. The purposes of this Plan are to: (A) motivate senior executives by tying their compensation to performance; (B) reward exceptional performance that supports overall Symantec objectives; and (C) attract and retain top performing employees.

2.	Definitions.

“Award” means any award made under, or pursuant to any program established under, this Plan that is paid, or the value of which is denominated, in cash.

“Code” means the Internal Revenue Code of 1986, as amended.

“Committee” means the Compensation Committee of Symantec’s Board of Directors, or such other committee designated by that Board of Directors, which is authorized to administer the Plan under Section 3 hereof. The Committee shall be comprised solely of directors who are outside directors under Code Section 162(m).

“Participant” means any Senior Executive to whom an Award is granted under the Plan.

“Plan” means this Plan, as amended and restated in September 2008, which shall be known as the Symantec Senior Executive Incentive Plan.

“Symantec” means Symantec Corporation and any corporation or other business entity of which Symantec (i) directly or indirectly has an ownership interest of 50% or more, or (ii) has a right to elect or appoint 50% or more of the board of directors or other governing body.

“Senior Executive” means a Symantec employee who holds an executive officer position and is subject to Section 16 of the Securities Exchange Act of 1934 and such other employees as the Committee may designate.

3.	Administration.

A.	The Plan shall be administered by the Committee. The Committee shall have the authority to:

(i)	interpret and determine all questions of policy and expediency pertaining to the Plan;

(ii)	adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

(iii)	select Senior Executives to receive Awards;

(iv)	determine the terms of Awards, including whether any Awards may participate in any deferral program that may be adopted by Symantec at any time;

(v)	determine cash amounts subject to Awards (within the limits prescribed in the Plan);

(vi)	determine whether Awards will be granted in replacement of or as alternatives to any other incentive or compensation plan of Symantec or an acquired business unit;

(vii)	grant waivers of Plan or Award conditions (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(viii)	accelerate the payment of Awards (but with respect to Awards intended to qualify under Code Section 162(m), only as permitted under that Section);

(ix)	correct any defect, supply any omission, or reconcile any inconsistency in the Plan, any Award or any Award notice;

(x)	take any and all other actions it deems necessary or advisable for the proper administration of the Plan;

(xi)	adopt such Plan procedures, regulations, subplans and the like as it deems are necessary to enable Senior Executives to receive Awards; and

(xii)	amend the Plan at any time and from time to time, provided however that no amendment to the Plan shall be effective unless approved by Symantec’s stockholders, to the extent such stockholder approval is required under Code Section 162(m) with respect to Awards which are intended to qualify under that Section.

Notwithstanding anything else to the contrary in this Section 3 or elsewhere in this Plan, with respect to any Award subject to a deferral intended to comply with Code Section 409A, the Committee shall not waive conditions applicable to, accelerate payment of or otherwise amend outstanding Awards unless such waiver, acceleration or amendment complies with the requirements of Code Section 409A so as to avoid any amount subject to the Award becoming subject to Code Section 409A(a)(1).

B.	The Committee may delegate its authority to administer Awards to a separate committee or to one or more individuals who are not a member of the Committee; however, only the Committee may grant Awards which are intended to qualify as “performance-based compensation” under Code Section 162(m) and only the Committee may administer Awards if such administrative function has Section 162(m) implications.

4.	Eligibility. Only Senior Executives may become Participants in the Plan.

5.	Performance Goals.

A.	The Committee shall establish performance goals applicable to a particular fiscal year (or a performance period of some other duration) prior to the start of such year or period, provided however that such goals may be established after the start of the fiscal year (or performance period) but while the outcome of the performance goal is substantially uncertain in such manner and at such time as is a permitted method of establishing performance goals under Code Section 162(m).

B.	For purposes of this Plan, a permitted performance goal shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years (or a period shorter than a year, if required in the context of the award), on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Committee in the Award:

•	Income, including net income and operating income

•	Stockholder return

•	Earnings per share

•	Revenue, including growth in revenue

•	Market share

•	Return on net assets programs

•	Return on equity

•	Return on investment

•	Cash flow, including cash flow from operations

•	New product releases

•	Employee productivity and satisfaction metrics

•	Strategic plan development and implementation (including individual performance objectives that relate to achievement of the Company’s or any business unit’s strategic plan)

The Committee may appropriately adjust any evaluation of performance under a performance goal to exclude any of the following events that occurs during a performance period: (A) asset write-downs; (B) currency effects; (C) litigation or claim judgments or settlements; (D) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (E) accruals for reorganization and restructuring programs; and (F) any extraordinary non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year.

C.	The Committee shall determine the target level of performance that must be achieved with respect to each criterion that is identified in a performance goal in order for a performance goal to be treated as attained.

D.	The Committee may base performance goals on one or more of the foregoing business criteria. In the event performance goals are based on more than one business criterion, the Committee may determine to make Awards upon attainment of the performance goal relating to any one or more of such criteria, provided the performance goals, when established, are stated as alternatives to one another at the time the performance goal is established.

6.	Awards.

A.	Awards may be made on the basis of Symantec and/or business unit performance goals and formulas determined by the Committee in accordance with this Plan. With respect to any Symantec fiscal year, no Participant shall be granted Award(s) of more than $5,000,000 in aggregate.

B.	After the end of the fiscal year (or performance period), the Committee will determine the extent to which performance goal(s) for each Participant are achieved and the actual Award (if any) for each Participant based on the level of actual performance achieved.

C.	The Committee, in its discretion, may reduce or eliminate a Participant’s Award at any time before it is paid, whether or not calculated on the basis of pre-established performance goals or formulas.

D.	In order to receive payment of or to vest in an Award under this Plan, the Participant must be an active employee and on Symantec’s payroll on either (1) the last day of the fiscal year (or performance period) to which such Award relates or (2) the date of payment or vesting, in each case as specified in the documentation governing the specific Award. The Committee in its sole discretion may make exceptions to this requirement in the case of death or disability, or in the case of a corporate change in control as determined by the Committee in its sole discretion; provided however that the Committee may exercise its discretion in a manner authorized by this sentence only if such exercise is permitted under the requirements applicable to “performance-based compensation” under Code Section 162(m).

E.	Symantec shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Award.

F.	Subject to further deferral by the Participant under any deferral program that Symantec may from time to time offer, Symantec shall pay all amounts actually earned under Awards on or prior to the later of the following dates: (1) the 15th day of the third month following the end of the Participant’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture, or (2) the 15th day of the third month following the end of Symantec’s first taxable year in which the amount is no longer subject to a substantial risk of forfeiture.

7.	General.

A.	This Plan, as amended and restated, shall become effective upon stockholder approval of the Plan on or after October 22, 2013.

B.	If Symantec’s financial statements are the subject of a restatement due to error or misconduct, to the extent permitted by governing law, in all appropriate cases, Symantec will seek reimbursement of excess incentive cash compensation paid under this Plan to each Participant for each affected performance period. For purposes of this Plan, excess incentive cash compensation means the positive difference, if any, between (i) the Award paid to the Participant and (ii) the Award that would have been made to the Participant had the applicable performance goal been calculated based on Symantec’s financial statements as restated. Symantec will not be required to award a Participant an additional Plan Award should the restated financial statements result in a higher Award under this Plan.

C.	Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution. No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by Symantec for the account of the Participant under the Plan.

D.	Participation in the Plan shall not give any Senior Executive any right to remain in Symantec’s employ. Further, the adoption of this Plan shall not be deemed to give any Senior Executive or other individual the right to be selected as a Participant or to be granted an Award.

E.	To the extent any person acquires a right to receive payments from Symantec under this Plan, such rights shall be no greater than the rights of an unsecured creditor of Symantec’s.

F.	The Plan shall be governed by and construed in accordance with the laws of the State of California.

G.	The Board may amend or terminate the Plan (i) at any time and for any reason subject to stockholder approval and (ii) at any time and for any reason if and to the extent the Plan’s qualification under Code Section 162(m) would not be adversely affected.